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                                                               Exhibit (a)(5)(C)

                              SUMMARY ADVERTISEMENT

This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below). The Offer (as defined below) is made solely by the Offer to Purchase, dated November 20, 2002 (the "Offer to Purchase"), and the related Letter of Transmittal and is being made to all holders of Shares. The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction or any administrative or judicial action pursuant thereto. However, the Purchaser (as defined below) may, in its discretion, take such action as it may deem necessary to make the Offer in any jurisdiction and extend the Offer to holders of such Shares in such jurisdiction. In any jurisdiction where securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser (as defined below) by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

                      Notice of Offer to Purchase for Cash
                     All Outstanding Shares of Common Stock
                                       of
                        Workgroup Technology Corporation
                                       at
                          $2.00 Per Share, Net in Cash
                                       by
                            SofTech Acquisition Corp.
                          a wholly owned subsidiary of
                                  SofTech, Inc.

      SofTech Acquisition Corp., a Delaware corporation (the "Purchaser") and a wholly owned subsidiary of SofTech, Inc., a Massachusetts corporation ("SofTech" or "Parent"), is offering to purchase all of the issued and outstanding shares of common stock ("Common Stock"), par value $0.01 (the "Shares"), of Workgroup Technology Corporation, a Delaware corporation (the "Company"), at a price of $2.00 per Share, net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal (which, together with the Offer to Purchase and any amendments or supplements thereto, collectively constitute the "Offer"). See the Offer to Purchase for capitalized terms used but not defined herein. Tendering stockholders who have Shares registered in their names and who tender directly to American Stock Transfer & Trust Company (the "Depositary') will not be obligated to pay brokerage fees or commissions or, except as set forth in the Letter of Transmittal, transfer taxes on the sale of Shares pursuant to the Offer. Stockholders who hold their Shares through a broker or bank should consult such institution as to whether it charges any service fees. The Purchaser will pay all fees and expenses incurred in connection with the Offer of the Depositary and the Information Agent. The Purchaser is offering to acquire all Shares as a first step in acquiring the entire equity interest in the Company. Following consummation of the Offer, the Purchaser intends to effect the merger described below.
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      THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, BOSTON
TIME, ON WEDNESDAY, DECEMBER 18, 2002, UNLESS THE OFFER IS EXTENDED.

      The Offer is conditioned upon, among other things, there being validly tendered and not withdrawn on or prior to the expiration of the offer, that number of Shares that, when added to the Shares then beneficially owned by Parent and the Purchaser, represents at least two-thirds of the Shares outstanding on a fully diluted basis (as defined in the Offer to Purchase) on the date of purchase (the "Minimum Condition"). Parent, in its sole discretion, may waive the Minimum Condition and purchase all Shares validly tendered and not withdrawn in the Offer if the number of Shares validly tendered and not withdrawn in the Offer, when added to the Shares then beneficially owned by Parent and the Purchaser, represent at least a majority of the Shares outstanding on a fully diluted basis.

      The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of November 20, 2002 (the "Merger Agreement"), by and among Parent, the Purchaser and the Company, pursuant to which, as soon as practicable after the completion of the Offer, the satisfaction or waiver, if permissible, of all conditions to the Merger (as defined below), the Purchaser will be merged with and into the Company and the separate corporate existence of the Purchaser will thereupon cease. The merger of the Purchaser with and into the Company, as effected pursuant to the immediately preceding sentence, is referred to herein as the "Merger," and the Company as the surviving corporation of the Merger is sometimes herein referred to as the "Surviving Corporation." The Merger is subject to certain conditions, including the approval of the Merger Agreement by stockholders of the Company, if such approval is required by applicable law. At the effective time of the Merger (the "Effective Time"), each share of Common Stock then outstanding (other than Shares held by Parent, the Purchaser, the Company or any other wholly owned subsidiary of Parent and other than Shares held by stockholders who have properly perfected their appraisal rights under Delaware law) will be canceled and retired and converted into the right to receive $2.00 per Share, net to the seller in cash without interest, or any higher price per share of Common Stock paid in the Offer (such price being referred to herein as the "Offer Price"), in cash payable to the holder thereof without interest. The Merger Agreement is more fully described in Section 13 of the Offer to Purchase.

      If the Purchaser acquires, pursuant to the Offer and together with all Shares beneficially owned by Parent and the Purchaser, at least 90% of the outstanding Shares, then under Delaware law, the Purchaser will be able to approve the Merger without a vote of the Company's stockholders. If, however, the Purchaser acquires less than 90% of the outstanding Shares, then the Company will hold a stockholders' meeting in which the affirmative vote of the holders of a majority of the outstanding Shares would be required to approve the Merger. At such stockholders' meeting, the Shares then owned by Parent and the Purchaser would be voted to approve the Merger. Pursuant to the Merger Agreement, the Company has granted Parent an irrevocable option to purchase from the Company up to a number of Shares equal to 19.9% of the outstanding Shares if, after giving effect to Parent's exercise of such option, Parent and the Purchaser would beneficially own at least 90% of the outstanding Shares.


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      THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY (1) DETERMINED THAT
THE OFFER AND THE MERGER ARE ADVISABLE AND FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS, (2) APPROVED THE MERGER AGREEMENT, THE OFFER AND THE MERGER, AND (3) RECOMMENDED THAT THE STOCKHOLDERS OF THE COMPANY ACCEPT THE OFFER AND TENDER THEIR SHARES TO THE PURCHASER PURSUANT TO THE OFFER.

      As a condition and inducement to Parent's and the Purchaser's willingness to enter into the Merger Agreement, certain stockholders of the Company (each, a "Stockholder") who hold dispositive power with respect to 902,465 Shares, representing approximately 49% of the total outstanding Shares (approximately 47% of the total outstanding Shares on a fully diluted basis), concurrently with the execution and delivery of the Merger Agreement, entered into a Stockholders Agreement (the "Stockholders Agreement"), dated as of November 20, 2002, with Parent and the Purchaser. Pursuant to the Stockholders Agreement, the Stockholders have agreed, among other things, to tender the Shares held by them in the Offer and to grant Parent a proxy with respect to the voting of such Shares in favor of the Merger with respect to such Shares upon the terms and subject to the conditions set forth therein. The Stockholders Agreement is more fully described in Section 13 of the Offer to Purchase.

      For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares properly tendered to the Purchaser and not withdrawn as, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the Offer Price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from the Purchaser and transmitting payment to tendering stockholders. Under no circumstances will interest be paid on the Offer Price to be paid by the Purchaser for the Shares, regardless of any extension of the Offer or any delay in making such payment. In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates representing (or a timely Book-Entry Confirmation with respect to) such Shares,
(ii) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and (iii) any other documents required by the Letter of Transmittal.

      The term "Expiration Date" shall mean 12:00 Midnight, Boston time, on Wednesday, December 18, 2002, unless and until the Purchaser, in accordance with the terms of the Merger Agreement, extends the period of time for which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Purchaser, shall expire. Subject to the terms of the Merger Agreement, if the Minimum Condition has not been satisfied on any scheduled Expiration Date or the number of Shares validly tendered and not withdrawn, when added to the number of Shares beneficially owned by Parent and the Purchaser, represent more than the Minimum Condition but less than 90% of the issued and outstanding Shares, then the Purchaser may, without the consent of the Company, extend the Offer beyond the Expiration Date for up to an aggregate of twenty (20) business days


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(each such individual extension not to exceed five (5) business days after the previously scheduled Expiration Date); provided, however, that as to any such extension, any condition satisfied or waived at the commencement of such extension shall be deemed satisfied at the end of such extension. In addition, the Purchaser may, in its sole discretion, extend the Offer to provide a "Subsequent Offering Period" in accordance with Rule 14d-11 of the Securities and Exchange Act of 1934, as amended, to meet the objective that on or prior to the expiration of such Subsequent Offering Period, the Purchaser will have accepted for payment and paid for a number of Shares which, when added to the number of Shares beneficially owned by Parent and the Purchaser, represent at least 90% of the issued and outstanding Shares. A Subsequent Offering Period is an additional period of time from at least three (3) and up to twenty (20) business days in length beginning after the Purchaser purchases the Shares tendered and not withdrawn in the Offer, during which time stockholders may tender, but not withdraw, their Shares and receive the Offer Price. During a Subsequent Offering Period, the Purchaser will promptly purchase and pay for all Shares tendered during such Subsequent Offering Period. The Purchaser may also extend the Offer beyond the Expiration Date upon an increase in the Offer Price for the Shares as provided under federal securities laws.

      Any extension, amendment or termination of the Offer will be followed as promptly as practicable by public announcement thereof, the announcement in the case of an extension to be issued no later than 9:00 a.m., Boston time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rule 14d-4(c) under the Exchange Act.

      Shares tendered pursuant to the Offer may be withdrawn (pursuant to the procedures set forth below) at any time prior to the Expiration Date and, unless theretofore accepted for payment and paid for by the Purchaser pursuant to the Offer, may also be withdrawn at any time after January 19, 2003. If the Purchaser has not agreed to accept Shares tendered pursuant to the Offer for payment by January 19, 2003, tendered Shares may be withdrawn at any time after such time until we accept them for payment. No withdrawal rights will apply to Shares tendered into a Subsequent Offering Period under Rule 14d-11 of the Exchange Act, and no withdrawal rights apply during a Subsequent Offering Period under Rule 14d11 with respect to Shares tendered in the Offer and accepted for payment. For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at its address as set forth on the back cover of the Offer to Purchase and must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If certificates representing Shares have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution (a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agent's Medallion Program, or any other "eligible guarantor institute", as such term is defined in Rule 17Ad-15 under the Exchange Act), the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer as set forth in Section 3 of the Offer to Purchase, any notice of withdrawal must also specify the name and number of the account at


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the appropriate Book-Entry Transfer Facility to be credited with the withdrawn
Shares and otherwise comply with such Book-Entry Transfer Facility's procedures. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not validity tendered for purposes of the Offer. However, withdrawn Shares may be retendered by again following one of the procedures described in Section 3 of the Offer to Purchase any time prior to the Expiration Date. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser, in its sole discretion, and its determination will be final and binding.

      The receipt of cash for Shares pursuant to the Offer or the Merger will be a taxable transaction for United States federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign tax laws. Stockholders should consult with their tax advisors as to the particular tax consequences of the Offer and the Merger to them, including the applicability and effect of the alternative minimum tax and any state, local or foreign income and other tax laws and of changes in such tax laws. For a more complete description of certain U.S. federal tax consequences of the Offer and the Merger, see Section 5 of the Offer to Purchase.

      The information required to be disclosed by paragraph (d)(1) of Rule 14d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

      The Company has provided the Purchaser with the Company's stockholder lists and security position listings for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase, the related Letter of Transmittal and other relevant documents will be mailed by the Purchaser to record holders of Shares, and will be furnished by the Purchaser to brokers, dealers, banks and similar persons whose names, or the names of whose nominees, appear on the stockholder lists, or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

      THE OFFER TO PURCHASE AND THE LETTER OR TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND SHOULD BE READ IN THEIR ENTIRETY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

      Questions and requests for assistance or additional copies of the Offer to Purchase, Letter of Transmittal and other tender offer documents may be directed to the Information Agent at its address and telephone number as set forth below, and copies will be furnished at the Purchaser's expense. The Purchaser will not pay any fees or commissions to any broker or dealer or other person (other than the Information Agent) for soliciting tenders of Shares pursuant to the Offer.

      The Information Agent for the Offer is:

                          [GEORGESON SHAREHOLDER LOGO]


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                           17 State Street, 10th Floor
                              New York, NY 10004
                Banks and Brokers call collect: (212) 440-9800
                  ALL OTHERS CALL TOLL FREE: (866) 423-4881

November 20, 2002